2017 MANDATORY EXCHANGEABLE TRUST
SUPPLEMENTAL CODE OF ETHICS FOR
PERSONS PERFORMING THE FUNCTIONS OF PRINCIPAL EXECUTIVE OFFICER
AND SENIOR FINANCIAL OFFICERS OF THE TRUST

This Supplemental Code of Ethics (the "Code") for persons performing the functions of principal executive officer, principal financial officer, principal accounting officer or controller (the "Covered Persons") of the 2017 Mandatory Exchangeable Trust (the "Trust") is intended to guide and remind the Covered Persons of their responsibilities to the Trust and the holders of its securities ("Holders"), as well as governmental authorities. Covered Persons are expected to act in accordance with the guidance and standards set forth in this Code. The Board of Trustees of the Trust (the "Board") has adopted this Code.

This Code is intended to serve as the code of ethics contemplated by Section 406 of The Sarbanes- Oxley Act of2002 and Form N-CSR. To the extent that a Covered Person is subject to the Trust's Code of Ethics adopted pursuant to Rule 17j-1 (the "Rule 17j-1 Code") of the Investment Company Act of 1940, as amended (the "Investment Company Act"), this Code is intended to supplement and be interpreted in the context of the Rule 17j-1 Code. This Code should also be interpreted in the context of all applicable laws, regulations, the Trust's Amended and Restated Trust Agreement and Bylaws, as amended, and all other governance and disclosure policies and documents adopted by the Board. All Covered Persons must become familiar and fully comply with this Code.

The purpose of this Code is to set standards for the Covered Persons that are reasonably designed to deter wrongdoing and to promote:

I.	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

II.
full, fair, accurate, timely, and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission (the "SEC") and in any other public communications by the Trust;

III.	compliance with applicable governmental laws, rules and regulations;

IV.	the prompt internal reporting of violations of the Code to the appropriate persons as set forth in the Code; and

V.	accountability for adherence to the Code.

1.	HONEST AND ETHICAL CONDUCT

a.	Honesty, Diligence and Professional Responsibility

Covered Persons are expected to observe both the form and the spirit of the ethical principles contained in this Code. Covered Persons must perform their duties and responsibilities for the Trust:

•	with honesty, diligence, and a commitment to professional and ethical responsibility;

•	carefully, thoroughly and in a timely manner; and

•	in conformity with applicable professional and technical standards.

Covered Persons who are certified public accountants are expected to carry out their duties and responsibilities in a manner consistent with the principles governing the accounting profession, including any guidelines or principles issued by the Public Company Accounting Oversight Board or the American Institute of Certified Public Accountants from time to time.

b.	Objectivity/ Avoidance of Undisclosed Conflicts of Interest

Each Covered Person should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. A "conflict of interest" occurs when a Covered Person's private interest interferes with the interests of, or the Covered Person's service to, the Trust. The overarching principle is that Covered Persons are expected to maintain objectivity, to avoid undisclosed conflicts of interest, and to avoid improperly placing their personal interests before the interests of the Trust. In the performance of their duties and responsibilities for the Trust, Covered Persons must:

•	not subordinate their judgment to personal gain and advantage, or be unduly influenced by their own interests or by the interests of others;

•	avoid participation in any activity or relationship that constitutes a conflict of interest unless that conflict has been completely disclosed to affected parties;

•	avoid participation in any activity or relationship that could create the appearance of a conflict of interest;
•	avoid direct or indirect participation in any investment, interest, association, activity or relationship that may impair or appear to impair their objectivity;
•
not use their personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby they would benefit personally to the detriment of the Trust;

•	not cause the Trust to take action, or fail to take action, for their individual personal benefit rather than the benefit of the Trust; and

•	not receive, directly or indirectly (such as through a member of the Covered Person's family), improper personal benefits as a result of his or her position with the Trust.

Any Covered Person who may be involved in a situation or activity that might be a conflict of interest or give the appearance of a conflict of interest should consider reporting such situation or activity using the reporting procedures set forth in Section 4 of this Code. The Audit Committee will not be responsible for monitoring or enforcing this conflict of interest policy; rather, each Covered Person is responsible for self-compliance with this conflict of interest policy.

The following list provides examples of some potential conflict of interest situations that should be reported using the reporting procedures set forth in Section 4 of this Code; Covered Persons should keep in mind that these examples are not exhaustive:

•	service as a director on the board of any public company;

•	the receipt of any gift in excess of $250 from any company with which the Trust has current or prospective business dealings;

•
the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the Trust's service providers, other than its administrator or any affiliated person thereof.
c.	Preparation of Financial Statements

Covered Persons must not knowingly make any misrepresentations regarding the Trust's financial statements or any facts in the preparation of the Trust's financial statements, and must comply with all applicable laws, standards, principles, guidelines, rules and regulations in the preparation of the Trust's financial statements. This section is intended to prohibit:

•	making, or permitting or directing another to make, materially false or misleading entries in the Trust's financial statements or records;

•	failing to correct the Trust's financial statements or records that are materially false or misleading when he or she has the authority to record an entry; and

•	signing, or permitting or directing another to sign, a document containing materially false or misleading financial information.

Covered Persons must be scrupulous in their application of Generally Accepted Accounting Principles. No Covered Person may (i) express an opinion or state affirmatively that the financial statements or other financial data of the Trust are presented in conformity with Generally Accepted Accounting Principles, or (ii) state that he or she is not aware of any material modifications that should be made to such statements or data in order for them to be in conformity with Generally Accepted Accounting Principles, if such statements or data contain any departure from Generally Accepted Accounting Principles then in effect in the United States.

Covered Persons must follow the laws, standards, principles, guidelines, rules and regulations established by all applicable governmental bodies, commissions or other regulatory agencies in the preparation of financial statements, records and related information. If a Covered Person prepares financial statements, records or related information for purposes of reporting to such bodies, commissions or regulatory agencies, the Covered Person must follow the requirements of such organizations in addition to Generally Accepted Accounting Principles.

d.	Obligations to the Independent Auditor of the Trust

In dealing with the Trust's independent auditor, Covered Persons must be candid and not knowingly misrepresent facts or knowingly fail to disclose material facts, and must respond to specific inquiries and requests by the Trust's independent auditor.

Covered Persons must not take any action, or direct any person to take any action, to fraudulently influence, coerce, manipulate or mislead the Trust's independent auditor in the performance of an audit of the Trust's financial statements for the purpose of rendering such financial statements materially  misleading.

2.	FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE

It is the Trust's policy to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Trust files with, or submits to, the SEC and in any other public communications by the Trust. The Trust has designed and implemented Disclosure Controls and Procedures to carry out this policy.

Covered Persons are expected to use their best efforts to promote, facilitate, and prepare full, fair, accurate, timely, and understandable disclosure in all reports and documents that the Trust files with, or submits to, the SEC and in any other public communications by the Trust.

Covered Persons must review the Trust's Disclosure Controls and Procedures to ensure that they are aware of and carry out their duties and responsibilities in accordance with the Disclosure Controls and Procedures and the public reporting obligations of the Trust. Covered Persons are responsible for monitoring the integrity and effectiveness of the Trust's Disclosure Controls and Procedures.

3.	COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

Covered Persons are expected to know, respect and comply with all laws, rules and regulations applicable to the conduct of the Trust's business. If a Covered Person is in doubt about the legality or propriety of an action, business practice or policy, the Covered Person should seek advice from the Trust's legal counsel.

In the performance of their work, Covered Persons must not knowingly be a party to any illegal activity or engage in acts that are discreditable to the Trust.

Covered Persons are expected to promote the Trust's compliance with applicable laws, rules and regulations. To promote such compliance, Covered Persons may establish and maintain mechanisms to educate employees carrying out the finance and compliance functions of the Trust about any applicable laws, rules or regulations that affect the operation of the finance and compliance functions and the Trust generally.

4.	REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR

Covered Persons should promptly report any conduct or actions by a Covered Person that do not comply with the law or with this Code. Failure to do so is itself a violation of this Code. Covered Persons and the Trust shall adhere to the following reporting procedures:

•
Any Covered Person who questions whether a situation, activity or practice is acceptable must immediately report such practice to the Managing Trustee of the Trust or to the Trust's legal counsel. The person receiving the report shall consider the matter and respond to the Covered Person within a reasonable amount of time.

•
If the Covered Person is not satisfied with the response of the Managing Trustee, the Covered Person must report the matter to all members of the Trust's Audit Committee, who will consider the matter and respond to the Covered Person within a reasonable amount of time.

•
If, after receiving a response, the Covered Person concludes that appropriate action was not taken, he or she should consider any responsibility that may exist to communicate to third parties, such as regulatory authorities or the Trust's independent auditor. In this matter, the Covered Person may wish to consult with his or her own legal counsel.

•
The Audit Committee and the Trust will not be responsible for monitoring or enforcing this reporting of violations policy; rather, each Covered Person is responsible for self-compliance with this reporting of violations policy.

•	To the extent possible and as allowed by law, reports will be treated as confidential.

•
If the Audit Committee determines that a Covered Person violated this Code, failed to report a known or suspected violation of this Code, or provided intentionally false or malicious information in connection with an alleged violation of this Code, the Trust may take disciplinary action against any such Covered Person to the extent the Audit Committee deems appropriate. No Covered Person will be disciplined for reporting a concern in good faith.

•	The Trust and the Audit Committee may report violations of law to the appropriate authorities

5.	ACCOUNTABILITY AND APPLICABILITY

All Covered Persons will be held accountable for compliance with this Code. On an annual basis, each Covered Person shall certify in writing his or her receipt, familiarity and commitment to compliance with this Code, by signing the Acknowledgment Form (Appendix A to this Code).
Covered Persons will not retaliate against any other Covered Person or their affiliated persons for reports of potential violations that are made in good faith.

This Code is applicable to all Covered Persons, regardless of whether such persons are employed by the Trust or a third party.

6.	DISCLOSURE OF THIS CODE

This Code shall be disclosed by at least one of the following methods in the manner prescribed by the SEC, unless otherwise required by law:

•	by filing a copy of the Code with the SEC;

•	by posting the text of the Code on the Trust's website; or

•	by providing, without charge, a copy of the Code to any person upon request.
7.	WAIVERS

Any waiver of this Code, including an implicit waiver, that has been granted to a Covered Person, may be made only by the Board or a committee of the Board to which such responsibility has been delegated, and must be disclosed by the Trust in the manner prescribed by law and as set forth above in Section 6 (Disclosure of this Code).

8.	AMENDMENTS

This Code may be amended by the affirmative vote of a majority of the Board. Any amendment of this Code, must be disclosed by the Trust in the manner prescribed by law and as set forth above in Section 6 (Disclosure of this Code), unless such amendment is deemed to be technical, administrative, or otherwise non-substantive. Any amendments to this Code will be provided to the Covered Persons.

* * *